Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful to the registrant if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

TERM SHEET FOR INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Term Sheet outlines the terms and conditions of an Intellectual Property License Agreement pursuant to which Dyadic International (USA), Inc. (“Licensor”) would exclusively license certain patents and patent applications, know-how, trade secrets, and other intellectual property to Sorrento Therapeutics, Inc. (“Licensee”). The terms and conditions set forth in this Term Sheet are legally binding upon the parties hereto.

Licensor:	Dyadic International (USA), Inc.

Licensee:	Sorrento Therapeutics, Inc.

Licensed IP:	All (i) Licensed Patents, and (ii) all Licensed Know-How.

Licensed Patents

All (i) patents and applications owned or controlled by Licensor as of the effective date of the License Agreement or at any time during the term of the License Agreement that are necessary or useful to research, develop, make, have made, use, practice, sell, offer for sale, import, export, or otherwise commercialize Licensed Products, including but not limited to the patents and applications listed on Schedule A attached hereto, (ii) any patents issuing or claiming priority from any of the patents and patent applications referenced in clause (i) above, including non-provisionals, continuations in whole or in part, divisionals, reexaminations, and reissues thereof, and (iii) any foreign counterparts of patents and applications referenced in clauses (i) and (ii).

Licensed Know-How

All data, technology, know-how, trade secrets, inventions, and any other information of any kind whatsoever (including, but not limited to, any pharmacological, biological, chemical, biochemical, manufacturing, business, and financial information), whether patentable or otherwise, copyrights, moral rights, and rights in works of authorship, and all registrations and applications for any of the foregoing, that are owned or controlled by Licensor as of the effective date of the License Agreement or at any time during the term of the License Agreement that are necessary or useful to research, develop, make, have made, use, practice, sell, offer for sale, import, export, or otherwise commercialize Licensed Products, including but not limited to the know-how and technology listed on Schedule A attached hereto.

The term “Licensed Know-How”, subject to the limitations below, shall include any cell of Thermothelomyces heterothallica (formerly Myceliophthora thermophila and originally Chrysosporium lucknowense) (“C1”) provided by Licensor or otherwise transformed or modified by Licensor, Licensee and/or an authorized third-party to produce a composition of matter suitable for use within the Field of Use.

License:

Except as provided for below, an exclusive, transferable, sublicensable (through multiple tiers) right and license to the Licensed IP as described below. This license grant shall be subject to the terms of that certain Pharma License Agreement, dated December 31, 2015, between Licensor, Danisco US, Inc. and DuPont Experimental Station.

License Agreement:

The parties will use all reasonable efforts to negotiate in good faith and execute the definitive license agreement that will contain terms and conditions consistent with this Term Sheet (the “License Agreement”) within forty-five (45) business days of the execution of this Term Sheet.

Scope of License:

Subject to the terms and conditions of the License Agreement, an exclusive license under the Licensed IP to research, develop, make, have made, use, practice, sell, offer for sale, import, export, and otherwise commercialize the Licensed Products within the Human Field of Use in the Territory during the Term and a non-exclusive license within the Animal Field of Use in the Territory during the Term. Notwithstanding the foregoing and for the avoidance of doubt: (i) within the Territory, Licensor shall have a royalty-free, co-exclusive right to practice and use the Licensed IP, directly or through a third party, within the Field of Use solely for research and development purposes and (ii) Licensor shall retain all other rights with respect to the Licensed IP including, without limitation, with respect to the Field of Use outside of the Territory. Nothing in this Term Sheet or the License Agreement shall be deemed, directly or indirectly, to interfere with Licensor’s right and license to practice or use the Licensed IP outside of the Field of Use, including, without limitation, the development of capabilities that may be useful to make, have made, use, sell, offer to sell, export or import Licensed Products within the Field of Use and/or within or without the Territory.

Field of Use:

Any and all fields of use for or in respect of the diagnosis, prophylaxis and/or treatment of any disease or condition in a human or animal by targeting any virus or subpart thereof of a coronavirus, including, without limitation, SARS-CoV-2. With respect to the foregoing, applications directed exclusively to animals other than humans shall be known as the “Animal Field of Use” and with respect to humans, the “Human Field of Use.”

Territory:

Worldwide, except the Excluded Countries and Continents as set forth below.

Excluded Countries: Israel; South Korea; Singapore; Thailand; Indonesia; Malaysia; Cambodia; Myanmar; Philippines; Vietnam; Laos; and Cuba.

Excluded Continents: Africa (including Madagascar); and Indian Sub-Continent, specifically India, Pakistan, Bangladesh, Nepal, Sri Lanka, Bhutan, the Maldives, and Mauritius.

Licensed Product(s):

Any product, process, service, method, composition, apparatus, or device the research, development, manufacture, use, sale, offer for sale, importation, exportation, lease disposition, or other commercialization of which would infringe, misappropriate, or otherwise violate any Licensed IP (including pending applications) but for the license granted in the License Agreement or that otherwise arose out of, embodies, is enabled by, or is covered by the Licensed IP. For the avoidance of doubt, the term “Licensed Product” shall include, without limitation, any such product, process, service, method, composition, apparatus, or device made in C1 or otherwise arising out of or relating to any Licensed Know-How transmitted to Licensee.

Term of the License:	The expiration or abandonment of the Licensed IP or for so long as Licensee is developing or selling a Licensed Product (the “Term”).

Upfront Fee:

Licensee would pay to Licensor an up-front license fee of ten million dollars ($10,000,000) (the “Upfront Fee”), of which Five Million Dollars ($5,000,000) will be paid in cash within thirty (30) days after the execution of the License Agreement, and the remaining Five Million Dollars ($5,000,000) will be paid in shares of restricted Licensee common stock, with the number of shares to be issued in respect thereof to be determined based on the volume weighted average price of the shares of Licensee common stock traded on The NASDAQ Stock Market LLC (“Nasdaq”) for the eleven consecutive trading days ending five trading days prior to the execution date of the License Agreement; provided, however, that for purposes of rules of NASDAQ, the total number of shares of Licensee common stock issuable as payment for a portion of the Upfront Fee shall not exceed 19.99% of the outstanding shares of Licensee common stock as of immediately prior to the execution of the License Agreement. The restricted shares shall be registered with the Securities and Exchange Commission ("SEC") pursuant to a registration statement on Form S-3 to be filed by Licensee with the SEC within thirty (30) days after the execution date of the License Agreement and Licensee shall use its best efforts to have such registration statement declared effective by the SEC within ninety (90) days after the execution date of the License Agreement, subject to Licensor promptly providing to Licensee all information regarding Licensor that is required to be included in the resale registration statement. The License Agreement shall include other reasonable and customary terms associated with such resale registration statement.

Royalties:

Running Royalties: [***]% of Net Sales received in consideration for the sale of a Licensed Product which comprises any vaccine containing the sequence of a SARS-CoV-2 antigen, including without limitation, the product known as DYAI-100 or variants thereof, and [***]% of Net Sales for all other Licensed Products.

The License Agreement shall contain a combination product clause.

The running royalty may be reduced by Licensee on account of payments made to third parties under a bona fide arm’s length agreement arising out of or relating to intellectual property licensed from such third party where such intellectual property is (a) necessary to sell Licensed Products in the Territory and in the applicable Field of Use and (b) such requirement arises exclusively from the use of the Licensed IP (“Blocking Third Party IP”). In no event shall the running royalty rate be reduced by more than [***] % on account of this provision. The License Agreement shall contain provisions relating to such Blocking Third Party IP pursuant to which Licensor shall have the right and authority to negotiate a license or otherwise obtain rights or indemnify Licensee from any liability for such Blocking Third Party IP in lieu of any royalty reduction.

The royalty term expires, on a Licensed Product-by-Licensed Product and country-by-country basis, on the later of (i) 12.5 years from first commercial sale of the applicable Licensed Product in such country, or (ii) the last to expire valid claim of an issued patent comprising the Licensed Patents that would be infringed by the sale or approved use of a Licensed Product in such country.

“Net Sales” shall mean, in accordance with generally accepted accounting principles for financial reporting in the United States, consistently applied, the total gross amount invoiced by Licensee or a Permitted Sublicensee from an arms-length final commercial sale by Licensee or Permitted Sublicensee to a customer of a Licensed Product less the following discounts:

●         any shipping, freight, postage, transportation, storage, and insurance costs and reasonable expenses directly relating thereto;

●         allowances, discounts or credits given because of rejected or returned Licensed Products;

●         sales, excise and similar tariffs and taxes, including customs duties;

●         customary trade, quantity and cash discounts actually allowed and taken, including rebates granted; and

●         customary and normal fees payable to purchasers, sales agents, distributors, resellers, group purchasing organizations, government agencies, and like entities.

Milestones:

Licensee would pay Licensor the following non-refundable, non-creditable, one-time milestone payments following the first achievement by Licensee of each milestone event listed below with respect to a Vaccine Product or Therapeutic Product (as defined below):

“Vaccine Product” shall mean any Licensed Product that comprises a vaccine and is suitable for use in the Field of Use.

“Therapeutic Product” shall mean any Licensed Product that is not a vaccine and is suitable for use in the Field of Use.

Milestone Payments

●         $[***] upon dosing of 1st patient in Phase 2 clinical trial in the US, Europe, Japan or China for the first Vaccine Product

●         $[***] upon dosing of 1st patient in Phase 3 clinical trial in the US, Europe, Japan or China for the first Vaccine Product

●         $[***] upon dosing of 1st patient in Phase 2 clinical trial in the US, EU, Japan or China for the first Therapeutic Product

●         $[***] upon dosing of 1st patient in Phase 3 clinical trial in the US, EU, Japan or China for the first Therapeutic Product

●         $[***] upon first marketing approval in the US for the first Vaccine Product

●         $[***] upon first marketing approval in China or Japan for the first Vaccine Product

●         $[***] upon first marketing approval in Europe for the first Vaccine Product

●         $[***] upon first marketing approval in the US for the first Therapeutic Product

●         $[***] upon first marketing approval in China or Japan for the first Therapeutic Product

●         $[***] upon first marketing approval in Europe for the first Therapeutic Product

●         $[***] upon first marketing approval in the US for the first animal Vaccine Product

●         $[***] upon first marketing approval in China or Japan for the first animal Vaccine Product

●         $[***] upon first marketing approval in Europe for the first animal Vaccine Product

●         $[***] upon first marketing approval in the US for the first animal Therapeutic Product

●         $[***] upon first marketing approval in China or Japan for the first animal Therapeutic Product

●         $[***] upon first marketing approval in Europe for the first animal Therapeutic Product

Patent Prosecution:

Licensor would be responsible for filing, prosecution and maintenance (collectively, “Prosecution”) of all Licensed Patents at Licensee’s expense, provided that Licensor would keep Licensee informed as to the status of the Prosecution, provide Licensee copies of all material correspondence to and from the patent offices and provide Licensee with opportunities to comment and reasonably accommodate those comments.

The License Agreement will have customary provisions relating to Prosecution.

Enforcement:

Licensor would have first right of enforcement, but if Licensor declines to enforce the Licensed IP in the Territory and in the Field of Use, Licensee would have the right, subject to additional customary limits in the License Agreement, to enforce the Licensed IP.

The License Agreement will have customary provisions relating to enforcement.

Development & Commercialization:

Licensee shall use commercially reasonable efforts to and assume full responsibility for all future development and commercialization of the Licensed Product(s) at its own expense.

Licensor shall have the option, with respect to Vaccine Products, to convert the exclusive license granted under the License Agreement to a non-exclusive license if the Licensee fails to initiate a Phase 2 trial of a Vaccine Product by [***], such period which may be extended by mutual agreement of the parties; furthermore, any non-exclusive rights relating to Vaccine Products shall terminate automatically if such Phase 2 has not been initiated by [***].

Licensor shall have the option, with respect to Therapeutic Products, to convert the exclusive license granted under the License Agreement to a non-exclusive license if the Licensee fails to initiate a Phase 1 trial of a Therapeutic Product by [***], such period which may be extended by mutual agreement of the parties; furthermore, any non-exclusive rights relating to Therapeutic Products shall terminate automatically if such Phase 1 has not been initiated by [***].

Licensor shall have the option, with respect to either Human Vaccine Products and/or Therapeutic Products, to convert the exclusive license granted under the License Agreement to a non-exclusive license if the Licensee fails to initiate a Phase 1 trial of a Licensed Product within one (1) year of the World Health Organization and/or the Centers for Disease Control declaring a “pandemic” with respect to a coronavirus other than SAR-CoV-2 and its variants of concern in the Territory.

Additionally, Licensee shall reimburse Licensor all preclinical and clinical development costs that were incurred by Licensee prior to the effective date of the License Agreement in connection with the development of Licensed Products, provided that such reimbursement shall not exceed four million dollars ($4,000,000). Any reimbursement would be paid within thirty (30) days of receipt of invoice and supporting documentation.

Transfer and Sublicense Rights

Licensee shall have sublicense rights as is reasonably required to, on its own behalf, exercise the rights provided for herein. All such sublicense rights shall be made to an entity of equal or superior capabilities as Licensee and shall be subject to the prior written approval of the Licensor, such consent not to be unreasonably withheld, delayed or conditioned (a "Permitted Sublicensee” and a “Permitted Sublicense”). Without limiting the generality of the foregoing, it shall be unreasonable for Licensor to withhold approval of a potential sublicensee if such potential sublicensee has capabilities commensurate with or greater than Licensee’s capabilities. All Permitted Sublicenses shall be pursuant to a written agreement by which the Permitted Licensee, whose performance shall be guaranteed by Licensee, shall covenant to abide by all of the terms of the License Agreement and such Permitted Sublicense shall name Licensor as a third-party beneficiary with a right of enforcement. The rights provided for herein shall not extend to either the transfer of all or substantially all of the rights to any Licensed Product, either directly or via sublicense, to a third party where such transfer or sublicense permits such third party to control the development, sale, offer for sale, manufacturing, or other commercial aspects of the Licensed Product. In the event a Permitted Sublicense is executed, Licensor shall be entitled to [***] of any upfront payment made to Licensee on account of such Permitted Sublicense.

Manufacturing:	Licensee shall assume full responsibility for the clinical and commercial manufacture and supply of the Licensed Product at its own expense.

Chemistry, Manufacturing and Control (“CMC”) Materials:

Licensor will provide Licensee with drug material related to the DYAI-100 and manufactured under cGMP conditions, whether or not currently qualified, which is currently in its or its affiliates’ possession (the License Agreement will include an appendix listing the exact amount and description of such materials). Upon transfer of the drug material provided for herein, Licensor shall promptly provide Licensee with the release criteria and other relevant information from the contract manufacturer who produced the drug material. Such release shall be “as is” and without any warranty or representation.

Additional Provisions

The License Agreement will include additional provisions providing, inter alia, audit, inspection and books and records rights, a right of reference by Licensor for regulatory filings relating to any Licensed Product on its own behalf and on behalf of its other licensees, reporting obligations, regulatory review and interaction rights and pharmacovigilance.

Technology Transfer:

The License Agreement will include mutually agreed provisions governing (a) the transfer of Licensed IP to Licensee necessary or useful to enable Licensee to fulfill its development and commercialization obligations under the License Agreement, including necessary or reasonably useful biological materials, reagents and manufacturing processes, and (b) the manufacture of clinical supply of the Licensed Products. If requested by Licensee, Licensor, or its collaborator(s) shall provide reasonable assistance to Licensee, such assistance to be reimbursed by Licensee at an hourly rate, such hourly rate not to exceed €[***] per FTE as calculated on an annual basis.

Licensee agrees that, as partial consideration of access to the Licensed Know-How and the lease of C1 strains and related tools, that any and all inventions, discoveries, improvements, extensions of the Licensed IP, arising out of or relating to the Licensed Know-How (“New IP”), whether patentable or not, shall be owned by Licensor and, pursuant to the terms of the License Agreement, licensed back to Licensee. For the sum of One Dollar ($1) Licensee, on its own behalf and on behalf of any third party it controls, hereby assigns its entire right, title and interest in and to such New IP. The License Agreement shall have appropriate provisions relating to disclosure, filing, prosecution, and enforcement of any potentially patentable inventions covered by the foregoing provision.

Miscellaneous:

The License Agreement would include other customary terms and conditions, including, without limitation, representations, warranties, covenants and indemnities by each party and customary confidentiality, termination and dispute resolution provisions.

Nature of Term Sheet:	It is the intention of the parties referenced in this Term Sheet that this Term Sheet be a legally binding obligation of such parties.

Confidentiality:

Neither party will disclose the terms of this Term Sheet to any person or entity other than such party’s officers, members of the Board of Directors, accountants, attorneys and other advisors who are bound to such party by a duty of confidentiality, in any case without the written consent of the other party.

Governing Law and Disputes:	This Term Sheet and the License Agreement will be governed by Delaware law, without regard to conflicts of law principles.

Expenses:	Each party will bear its own expenses incurred in the drafting and negotiation of this Term Sheet and the License Agreement.

Exclusivity:

For the period commencing on the date on which both parties have executed this Term Sheet (the “Effective Date”) and ending at 5:00 p.m. San Diego, California local time on the date that is Forty Five (45) days from the Effective Date (the “Exclusivity Period”), Licensor (including its directors, officers, managers, employees and professional advisors) will negotiate exclusively and in good faith with Licensee with respect to entering into the License Agreement and the other matters contemplated by this Term Sheet. During the Exclusivity Period, Licensor (including its directors, officers, managers, employees and professional advisors) will not, directly or indirectly, solicit, initiate, seek, entertain, knowingly encourage, knowingly facilitate or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any person or entity other than Licensee and its representatives with respect to any sale or other disposition of any equity securities of Licensor, or any merger, consolidation, business combination or similar transaction, any sale, license, lease or other disposition of all or substantially all of the assets of Licensor or any assets related to the Licensed Products (a “Competing Proposal”), or enter into any agreement with any such other person or entity concerning such a transaction. Licensor further covenants and agrees to terminate any such discussions or negotiations in respect of a Competing Proposal in progress as of the Effective Date. If Licensor (including any of its directors, officers, managers, employees or professional advisors) receives an offer or expression of interest to make an offer for a Competing Proposal from a third party, Licensor will promptly (but in any event within 24 hours) notify Licensee in writing of the terms and conditions of such offer and the identity of the person or entity making such offer. Nothing in this provision is intended to prevent or delay Licensor from undertaking any ordinary course activities unrelated to the out-licensing of Licensed IP in the Field of Use, including, without limitation, consummating the sale of equity securities.

Expiration:

The proposals under this Term Sheet will expire unless this Term Sheet is accepted by Dyadic International (USA), Inc. prior to 5:00 p.m. Pacific Time on August 12, 2021 (the “Term Sheet Deadline”). In the event this Term Sheet is executed by the Term Sheet Deadline, this Term Sheet shall terminate upon the earliest to occur of: (i) execution of the License Agreement by each of the parties or (ii) mutual written agreement of the parties.

Publicity:

Following the execution of this Term Sheet, each party may issue a press release in substantially the form presented to and approved by the other Party concurrently with the execution of the applicable agreement, with such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything herein to the contrary in this Term Sheet, both parties shall be free to make any disclosure if required to (i) comply with the requirements of any applicable laws (in which case such party shall notify the other party promptly and shall use commercially reasonable efforts to provide the other party with a copy of the contemplated disclosure prior to submission or release, as the case may be); (ii) enforce any right or remedy of any right or remedy relating to this Term Sheet or (iii) as required to any potential partner, financing source, advisor or similar entity provided that such third party execute a confidentiality agreement at least as restrictive as the confidentiality provided for herein. Without limiting the foregoing, each party shall be permitted to publicly disclose this Term Sheet, and/or the terms contained herein or therein to the extent required by applicable law or regulation.

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This Term Sheet For Intellectual Property License Agreement is accepted and agreed to by Sorrento Therapeutics, Inc. and Dyadic International (USA), Inc. as of the date(s) set forth below:

SORRENTO THERAPEUTICS, INC.	DYADIC INTERNATIONAL (USA), INC.

By: /Henry Ji/	By: /Mark Emalfarb/
Name: Henry Ji, Ph.D.	Name: Mark Emalfarb
Title: Chairman, President and CEO	Title: CEO
Date: August 10, 2021	Date: August 10, 2021

Sorrento Legal Approved

SCHEDULE A

Licensed IP

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